Exhibit 99.1

        Antigenics Reports First Quarter 2006 Financial Results

    NEW YORK--(BUSINESS WIRE)--May 3, 2006--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended March 31, 2006. The company incurred a net loss attributable to common stockholders of $16.3 million, or $0.36 per share, basic and diluted, for the first quarter of 2006, compared with a net loss attributable to common stockholders in the first quarter of 2005 of $18.2 million, or $0.40 per share, basic and diluted. Reflecting continued activity and shifting emphasis in the company's product candidate portfolio, Antigenics incurred reduced research and development costs of $9.7 million for the quarter ended March 31, 2006, compared with $11.3 million for the quarter ended March 31, 2005. General and administrative expenses decreased to $6.3 million in the quarter ended March 31, 2006, from $6.8 million in the comparable period last year. Cash, cash equivalents and short-term investments amounted to $44.5 million on March 31, 2006. As a result of the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R, related to the expensing of stock-based compensation, Antigenics incurred a non-cash charge of $0.9 million, or $0.02 per share, basic and diluted, in the first quarter of 2006. Of this charge, $0.3 million was included in research and development costs, and $0.6 million was included in general and administrative expenses.
    "The first quarter has been a transitional period for Antigenics, as we position the company to operate at a lower burn rate for the balance of the year. In addition, our priorities are to complete the in-depth analysis of our Phase 3 renal cell carcinoma trial and continue to pursue our Phase 1 and preclinical programs as well as partnering activities," said Garo H. Armen, PhD, chairman and CEO of Antigenics.

    Corporate Update

    -- In March, Antigenics announced top-line results that its Phase 3 study of Oncophage(R) (vitespen) in nonmetastatic kidney cancer did not meet its endpoints.

    -- An in-depth analysis of data from the Phase 3 kidney cancer trial is expected to be completed in late May, and the results will be discussed with the US Food and Drug Administration and a panel of experts. At the conclusion of these meetings, the results will be made public, and development plans for Oncophage as a monotherapy and in combination therapy for various cancer indications will be updated.

    -- Updated results of the final analysis of Antigenics' Phase 3 study of Oncophage in metastatic melanoma are planned for release in the second quarter of 2006.

    -- Enrollment continues in Phase 1 studies of AG-707 in genital herpes and Aroplatin(TM) (L-NDDP) in solid tumors and B-cell lymphomas.

    -- An investigator-sponsored Phase 1/2 study of Oncophage in recurrent glioma, which is being conducted at the University of California, San Francisco, has fully enrolled its first cohort of patients. The second cohort is expected to begin enrolling next month.

    -- Antigenics continues to make progress in developing leads such as AU-801 for autoimmune diseases.

    -- In order to prudently manage its cash balances, Antigenics recently implemented a restructuring, resulting in a more focused product development effort and the elimination of 42 positions. This initiative should result in an estimated annualized net cash burn rate (cash used in operating activities plus cash from investing activities and debt repayments), based on our current plans, of approximately $35 million from the third quarter of 2006 onward. Antigenics' current cash resources are estimated to be sufficient to fund the company's operations through mid-2007.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 8085047. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on May 17, 2006. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 8085047. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; AU-801, a preclinical program targeting autoimmune disorders; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding the company's ongoing analysis of the Oncophage
Part 1 kidney cancer trial data; the planned release of such data and the future development of Oncophage; the company's plans for restructuring and reduction of its burn rate; its future preclinical and Phase 1 clinical programs involving Aroplatin, AG-707 and AU-801; and its collaborative partnering activities. These risks and uncertainties include, among others, the risk of unfavorable data resulting from the analysis of the Oncophage Part 1 kidney cancer trial data; retention of key employees; clinical trial enrollment; decisions by collaborative partners; decisions by regulatory agencies; timing and results of preclinical studies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-K as filed with the Securities and Exchange Commission on March 15, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.



              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)

                                                  Three months ended
                                                        March 31,
                                                      2006      2005
                                                  --------- ---------

Revenue                                                $60      $120

Operating expenses:
Research and development                             9,672    11,304
General and administrative                           6,328     6,800
                                                  --------- ---------
Operating loss                                     (15,940)  (17,984)

Other expense, net                                    (179)      (19)

                                                  --------- ---------
Net loss                                           (16,119)  (18,003)

Dividends on Series A convertible preferred stock     (198)     (198)

                                                  --------- ---------
Net loss attributable to common stockholders      $(16,317) $(18,201)
                                                  ========= =========

Per common share data:
Net loss attributable to common stockholders,
 basic and diluted                                  $(0.36)   $(0.40)
Weighted average number of common shares
 outstanding, basic and diluted                     45,702    45,563


               Condensed Consolidated Balance Sheet Data
                            (in thousands)
                              (unaudited)

                                                March 31, December 31,
                                                    2006       2005
                                                  --------- ----------

Cash, cash equivalents and short-term investments  $44,459   $61,748
Total assets                                        84,019   104,151
Total stockholders' equity                          16,710    31,899





    CONTACT: Antigenics Inc.
             Investor Relations:
             Shalini Sharp, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com